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                                                                    EXHIBIT 23.4

                       CONSENT OF DILLON, READ & CO. INC.

     We hereby consent to the use of Appendix C containing our opinion letter dated January 26, 1997, to the Board of Directors of Cardiometrics, Inc. (the "Company") in the Proxy Statement/Prospectus constituting a part of the Registration Statement on Form S-4 relating to the proposed combination of the Company and Endosonics Corporation and to the references to our firm in such Proxy Statement/Prospectus. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                          DILLON, READ & CO. INC.

                                          By: /s/ Dillon, Read & Co. Inc.



New York, New York
June 17, 1997